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EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------

     On March 24, 2006, netGuru, Inc., a Delaware corporation ("Employer"), and Bruce K. Nelson ("Employee") agree as follows:

     1. TERM. Employer agrees to employ Employee, and Employee agrees to serve, on the terms and conditions of this Agreement, for a period commencing on the date hereof and continuing until terminated by either party. Notwithstanding any provision to the contrary herein, employment pursuant to this contract is "at will" and may be terminated at any time and for any reason.

     2. DUTIES. Employee agrees to serve Employer as its Chief Financial Officer and in such other capacities as may reasonably be requested from time to time by the President of Employer or by Employer's Board of Directors where there are potential conflicts of interest with the President of Employer. During the term of this Agreement, Employee will devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of Employer. During the term of this Agreement, Employee will not engage in any other employment activities for any direct or indirect remuneration without the prior written consent of Employer; provided, however, that Employee may serve on the board of directors of any company not in direct competition with Employer without requiring the prior written consent of Employer and Employee may be compensated accordingly. Employee shall not be required to relocate from Orange County, California, but agrees to undertake all reasonable travel required by Employer to be conducted in connection with the performance of his duties.

     3. SALARY AND BENEFITS.

          3.1 BASE SALARY. During the term of this Agreement Employer shall pay Employee a salary at the rate of One Hundred Twenty-Seven Thousand Dollars ($127,000) per year, or such greater amount as may be established by Employer's Compensation Committee, payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer and subject to payroll deductions as may be necessary or customary in respect of salaried personnel.

          3.2 INCENTIVE COMPENSATION. In addition to the base salary to which Employee is entitled pursuant to Section 3.1, Employer will pay to Employee additional compensation ("Bonus"):

               (a) A Bonus payment equal to three (3) months salary on the date of execution of this Agreement;

               (b) A Bonus payment equal to three (3) months salary at the earlier of (i) five (5) days after Employer closes the sale of any of Employer's three (3) remaining business units or (ii) April 21, 2006;

               (c) A Bonus payment equal to three (3) months salary at the earlier of (i) five (5) days after Employer enters into a definitive agreement providing for the merger of Employer (or a subsidiary of Employer) with any other company in which the stockholders of Employer immediately prior to the merger will (by virtue of the ownership of Employer stock) own less than 50% of the outstanding voting securities of the surviving entity (or parent thereof) immediately after the merger (a "Change of Control"), (ii) five (5) days after the completion of the deregistration of Employer's securities under the Securities Exchange Act of 1934, or (iii) July 31 2006; and

               (d) A Bonus payment equal to three (3) months salary plus an additional $20,000.00 at the earlier of (i) the completion of the sale of all three (3) remaining business units, (ii) closing of a Change of Control transaction, (iii) resignation of two or more members of Employer's Board of Directors, including at least one (1) of the independent members, after the date hereof, or (iv) November 18, 2006.

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The foregoing not withstanding, (i) if Employee's employment is terminated for
"good cause" or Employee resigns without "good reason," as such terms are defined below, Employee shall not be entitled to receive any Bonus payable after the effective date of such termination and (ii) if (A) Employee's employment is terminated by Employer for any reason other than "good cause" (including, without limitation, a termination for disability), (B) Employee resigns for "good reason" or (C) Employee dies, any unpaid Bonus amounts pursuant to clauses
(b), (c) or (d) above will become immediately due and payable. The Bonus payments referred to in paragraphs (b), (c) and (d) above shall be placed into escrow pursuant to an escrow agreement with Citibank satisfactory to Employer and Employee, to be released to Employee (or his estate) in the installments noted above immediately upon satisfaction of the applicable condition set forth above for each Bonus payment, or released back to Employer if Employee's employment is terminated for "good cause" prior to the payment date for any payment or Employee resigns without "good reason" prior to the payment date for any payment.

          3.3 VACATIONS. Employee shall be entitled to three (3) weeks of paid vacation in each year during the term of this Agreement, pro rated for any period during the term of this Agreement that is less than one (1) year.

          3.4 MEDICAL INSURANCE AND OTHER BENEFITS. During the term of this Agreement Employer shall furnish Employee with the same medical and hospital insurance and other benefits furnished to other salaried employees of Employer. In addition in the event that Employee's employment terminates for any reason, other than a termination by Employer for "good cause" or a resignation by Employee without "good reason," as those terms are defined below, Employer shall pay to Employee (or to Employee's family in the event of the Employee's death) $500 per month until six (6) months from the date of termination or November 18, 2006, whichever first occurs.

     4. AT-WILL EMPLOYMENT. EMPLOYEE'S EMPLOYMENT MAY BE TERMINATED BY EITHER EMPLOYER OR EMPLOYEE FOR ANY REASON OR NO REASON, AT ANY TIME. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED OR CONSTRUED AS RECOGNIZING OR CONSTITUTING ANYTHING OTHER THAN AN AT-WILL EMPLOYMENT RELATIONSHIP. THE AT-WILL EMPLOYMENT RELATIONSHIP WILL REMAIN IN EFFECT UNLESS SPECIFICALLY MODIFIED BY AN INDIVIDUAL EXPRESS, WRITTEN AGREEMENT EXECUTED BY THE CHAIRMAN OF EMPLOYER'S COMPENSATION COMMITTEE AND EMPLOYEE IN A WRITTEN AGREEMENT THAT SPECIFICALLY EXPRESSES A DESIRE TO MODIFY THE AT-WILL NATURE OF EMPLOYEE'S EMPLOYMENT RELATIONSHIP WITH EMPLOYER.

     5. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES.

          5.1 NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Employee acknowledges that Employer continually develops Confidential Information (as defined in Section 5.7), that Employee may develop Confidential Information for Employer and that Employee may learn of Confidential Information during the course of his employment. Employee will comply with Employer's policies and procedures for protecting Confidential Information and, except as required by the nature of his duties, Employee will never, directly or indirectly, use or disclose any Confidential Information without the prior written consent of Employer's President. Employee understands that this restriction will continue to apply after his employment terminates.

          5.2 USE AND RETURN OF PROPERTY AND DOCUMENTS. Employee will protect the integrity of Confidential Information and keep confidential all documents, customer lists, records of research, proposals, reports, memoranda, computer software and programming, financial information, and other materials ("Documents") including any copies thereof, in which Confidential Information may be contained. Employee will not copy any Documents except as required by the nature of his duties. Employee will not remove any Documents or copies from Employer's premises unless authorized by Employer's President. Employee will return to Employer immediately after his employment terminates all Documents and copies and any other property of Employer then in his possession or control.

          5.3 ASSIGNMENTS OF RIGHTS. Employee will promptly and fully disclose all Company Property (as defined in Section 5.7) to Employer. Employee hereby assigns and agrees to assign to Employer (or as otherwise directed by Employer) his full right, title and interest to all Company Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by Employer to assign the Company Property to Employer and to permit Employer to enforce any patents, copyrights or other proprietary rights in the Company Property. Employee will not charge Employer for his time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered "works made for hire." Employee acknowledges that he has read and understands California Labor Code Section 2870, which reads as follows:

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               (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

                    (i) Relate at the time of conception or reduction to
               practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                    (ii) Result from any work performed by the employee for the employer.

               (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employee understands that his obligations under this Agreement do not apply to an invention that qualifies fully under the provisions of Section 2870.

          5.4 DEFINITIONS: For the purposes of this Agreement, the following definitions shall apply:

          "Company Property" means developments, methods of doing business, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to writing or practice by Employee (whether alone or with others, and whether or not during normal business hours or on or off Employer's premises) during Employee's employment that relate to either the services provided by, business of, or any prospective activity of, Employer known to Employee as a result of his employment.

          "Confidential Information" means any and all information of Employer which is not generally known in the business process outsourcing, IT services or collaborative software (such as WEB4) businesses or any other businesses engaged in by Employer during the term of this Agreement or the two years prior to the date of this Agreement, or that is not generally known by others with whom Employer does or plans to compete or do business. Confidential Information includes, without limitation, information relating to (i) Employer's development, research and marketing activities, (ii) Employer's financial statements and strategic plans, (iii) the identity and special needs of Employer's customers and (iv) people and organizations with whom Employer has business relationships and those relationships. Confidential Information also includes such information that Employer may receive or have received belonging to customers or others who do business with Employer and, except to the extent disclosed by Employer on a nonconfidential basis, the Company Property.

          5.5 REMEDIES. Employee acknowledges that, were he to breach the provisions of this Section 5, Employer shall be entitled to seek preliminary and permanent injunctive relief against any such breach, without having to post a bond.

          5.6 ENFORCEABILITY OF COVENANTS. The parties intend that the covenants and agreements contained in this Section 5 shall be deemed to include a series of separate covenants and agreements, one for each and every county or jurisdiction in which Employer does business or markets products or services. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants deemed included in the action, then the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of the proceeding to the extent necessary to permit the remaining separate covenants to be enforced in the proceeding.

     6. EXPENSES. Employer will pay or reimburse Employee for the reasonable travel, entertainment or other expenses as he incurs at the request of Employer during the term of this Agreement in connection with the performance of his duties hereunder. Employee shall furnish Employer with such evidence that the expenses were incurred as Employer may from time to time reasonably require or request. Employer will also continue to reimburse Employee in accordance with Employer's current Executive Expense Policy.

     7. PARTIAL DISABILITY OF EMPLOYEE. If Employee becomes disabled by reason of illness or other incapacity extending for a period of more than twelve (12) consecutive weeks during which Employee is unable to perform his duties hereunder on a full-time basis but is able to perform his duties hereunder on a part-time basis, all amounts otherwise payable to Employee shall be proportionately reduced with respect to the period commencing at the end of the twelve (12) week period to reflect the extent to which Employee's working time is reduced below a level which would result in Employee working one thousand eight hundred (1,800) hours per year. In determining when Employee becomes disabled, the same criteria shall be applicable as are used in the disability insurance policy Employer maintains for its employees.

     8. TERMINATION. Except as otherwise provided in Sections 3.2 and 3.4 and except for the obligation to pay any accrued but unpaid salary and vacation through the date of termination, this Agreement, and all obligations of Employer to pay base salary and benefits to Employee, shall terminate on the first to occur of the following:

          (a) The death of Employee;

          (b) The permanent disability of Employee (which, for purposes hereof, shall have the same meaning as in Employer's disability insurance policy or, in the absence of such a policy, the continuous loss of one-half or more of the time spent by Employee in the usual daily performance of his duties as a result of physical or mental illness for a period in excess of 90 consecutive days);

          (c) At the election of Employer, for good cause (as defined in Section
     9); or

          (d) Employee's resignation other than for good reason (as defined in Section 9).

     9. DEFINITIONS. The following terms shall have the meanings indicated:

          (A) GOOD CAUSE. The term "good cause" is defined as any one or more of the following occurrences:

               (i) Employee's material breach of any of the covenants contained in Section 5, which material breach is determined by the full Board of Directors of Employer to be materially detrimental to Employer;

               (ii) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

               (iii) Employee's continuing repeated willful failure or refusal to perform his material and lawful duties as required by this Agreement, provided, that termination of Employee's employment pursuant to this paragraph 9(a)(iii) shall not constitute valid termination for good cause unless Employee shall have first received written notice from the President of Employer stating with specificity the nature of the failure or refusal and affording Employee at least ten (10) days to correct the act or omission complained of; or

               (iv) Gross negligence, insubordination, material violation by Employee of any duty of loyalty to Employer or any other material misconduct on the part of Employee, provided that termination of Employee's employment pursuant to this paragraph 9(a)(iv) shall not constitute valid termination for good cause unless Employee has first received written notice from the President of Employer stating with specificity the nature of the failure or refusal and affording Employee at least ten (10) days to correct the act or omission complained of.

          (B) GOOD REASON. The term "good reason" is defined as any one or more of the following occurrences:

               (i) Reduction of Employee's title from Chief Financial Officer;

               (ii) A breach by Employer of any material provision of this Agreement, including, without limitation, any failure to pay any amount due hereunder in full when due, or any failure to provide any material benefit required to be provided hereunder;

               (iii) A failure of Employer to provide Employee (or to enable Employee to hire) staff, either as employees or independent contractors, that Employee reasonably deems necessary in order to fulfill his financial duties and SEC reporting obligations; or

               (iv) a failure of Employer to continue to provide Employee benefits similar to those enjoyed by Employee as of the date hereof or to compensate Employee for such benefits.

     10. WAIVER AND TERMINATION OF AGREEMENT. Employer and Employee are parties to a Change in Control and Executive Retention Agreement dated as of June 1, 2005 ("Retention Agreement"). In consideration of the parties' execution and delivery of this Employment Agreement, the parties hereby agree as follows with respect to the Retention Agreement:

          10.1 TERMINATION OF RETENTION AGREEMENT. The Retention Agreement is hereby terminated, effective immediately, and shall be of no further force and effect.

          10.2 WAIVER AND RELEASE. Employee hereby waives any right he may have had to receive compensation, benefits or payments from Employer under the Retention Agreement, and each of the parties hereby fully releases and discharges the other from any obligations or liabilities the other may have had to him or it under the Retention Agreement.

          10.3 CIVIL CODE SS.1542. Employer and Employee each (a) represents, warrants and acknowledges to the other that each has been fully advised by his or its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such party may have thereunder with respect to the rights released pursuant to Section 10.2. Section 1542 of the Civil Code of the State of California provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     11. MISCELLANEOUS.

          11.1 MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

          11.2 ASSIGNMENT. The rights of Employer under this Agreement may, with the written consent of Employee, be assigned by Employer, (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Employer, or (b) to any subsidiary or affiliate of Employer, or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of Employer or the subsidiary or affiliate.

          11.3 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) Employer, netGuru, Inc., 22700 Savi Ranch Parkway, Yorba Linda, California 92887, Attention: Amrit K. Das, President or (b) Employee, 10 Foxglen, Irvine, California 92614. Any such party may change that party's address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of the change.

          11.4 COUNTERPARTS. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          11.5 CONSTRUCTION OF AGREEMENT. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California applicable to agreements executed and to be performed in California.

          11.6 COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings.

          11.7 NON-TRANSFERABILITY OF INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as noted above) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

          11.8 LEGAL FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.


EMPLOYEE:                                        EMPLOYER:

/s/ BRUCE K. NELSON                              netGuru, Inc.
------------------------------
Bruce K. Nelson

                                                 By: /s/ AMRIT K. DAS
                                                    --------------------------
                                                 Amrit K. Das, President